As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

NRG ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1724239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 Carnegie Center Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

NRG ENERGY, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Michael R. Bramnick

Executive Vice President and General Counsel

NRG Energy, Inc.

211 Carnegie Center

Princeton, New Jersey 08540

(609) 524-4500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

See next page for calculation of registration fee.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $.01 per share	6,000,000	$18.47	$110,820,000.00	$7,901.47
(1)

The Amended and Restated Long-Term Incentive Plan covers a total of 22,000,000 shares. The Registrant has previously registered an aggregate of 8,000,000 of such shares on Form S-8 (File No. 333-114007 and 333-135973). In addition, an additional 8,000,000 shares were reserved for issuance under the Amended and Restated Long-Term Incentive Plan pursuant to the two-for-one stock split which was approved by the Registrant’s Board of Directors in April 2007. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Estimated pursuant to Rule 457(h) solely for the purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on December 17, 2010.

(3)	Represents the Proposed Maximum Aggregate Offering Price multiplied by $0.00007130.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 relates to the registration of an additional 6,000,000 shares of common stock, $0.01 par value, of the Registrant.  Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, SEC File No. 333-114007 and 333-135973, are incorporated herein by reference.

PART I

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PART II

Item 3.                                                           Incorporation of Documents by Reference.

The documents listed in clauses 1 through 5 below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Securities and Exchange Commission  (“SEC”) rules, rather than filed) by NRG Energy, Inc. (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents:

1.                                       Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on February 23, 2010 and April 30, 2010;

2.                                       Current Reports on Form 8-K, filed with the SEC on February 23, 2010, March 2, 2010, March 4, 2010, April 1, 2010, April 21, 2010, May 10, 2010, May 11, 2010, June 18, 2010, June 29, 2010, July 1, 2010, August 2, 2010, August 3, 2010, August 13, 2010, August 20, 2010, September 16, 2010, November 4, 2010, November 30, 2010 and December 16, 2010;

3.                                       Quarterly Reports on Form 10-Q and 10-Q/A for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010, for the quarter ended June 30, 2010, filed with the SEC on August 2, 2010 and August 13, 2010 and for the quarter ended September 30, 2010, filed with the SEC on November 4, 2010;

4.                                       Proxy Statement, dated June 14, 2010, for the Registrant’s 2010 annual meeting of stockholders, filed with the SEC on June 14, 2010; and

5.                                       The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 10, 2003, as amended by Form 8-A/A filed on March 22, 2004.

Item 4.                                                           Description of Securities.

Not applicable.

Item 5.                                                           Interests of Named Experts and Counsel.

Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Registrant by Michael R. Bramnick, Executive Vice President and General Counsel for the Registrant. Mr. Bramnick is eligible to participate in the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan and as of December 21, 2010 Mr. Bramnick held options to purchase 10,566 shares of Common Stock.

Item 6.                                                           Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

NRG Energy, Inc. Amended and Restated Certificate of Incorporation and By-laws

The Amended and Restated Certificate of Incorporation of the Registrant provides, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty.  Furthermore, the Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or a wholly owned subsidiary of the Registrant or, while a director, officer, or employee of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

The Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a subsidiary of the Registrant or was serving at request of the Registrant or a subsidiary of the Registrant.

Item 7.                                                           Exemption From Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

The following is a list of exhibits filed as part of the registration statement:

3.1                                 Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on August 4, 2009.

3.2                                 Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on October, 21, 2009.

5                                          Opinion of General Counsel.

10                                    NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan.

23.1                           Consent of KPMG LLP.

23.2                           Consent of General Counsel (contained in Exhibit No. 5).

24                                    Power of Attorney (included on signature page of the registration statement).

Item 9.                                                           Undertakings.

(a) Rule 415 Offering.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Princeton, State of New Jersey, on December 21, 2010.

NRG ENERGY, INC.

By:	/s/ David W. Crane
David W. Crane
President and Chief Executive Officer

By:	/s/ Christian S. Schade
Christian S. Schade
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ James J. Ingoldsby
James J. Ingoldsby
Chief Accounting Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints David W. Crane, Michael R. Bramnick and Tanuja M. Dehne and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard E. Cosgrove	Chairman of the Board	December 21, 2010
Howard E. Cosgrove

/s/ David W. Crane	President and	December 21, 2010
David W. Crane	Chief Executive Officer
and Director

Director
Kirbyjon H. Caldwell

/s/ John F. Chlebowski	Director	December 21, 2010
John F. Chlebowski

/s/ Lawrence S. Coben	Director	December 21, 2010
Lawrence S. Coben

/s/ Stephen L. Cropper	Director	December 21, 2010
Stephen L. Cropper

/s/ William E. Hantke	Director	December 21, 2010
William E. Hantke

/s/ Paul W. Hobby	Director	December 21, 2010
Paul W. Hobby

/s/ Gerald Luterman	Director	December 21, 2010
Gerald Luterman

/s/ Kathleen A. McGinty	Director	December 21, 2010
Kathleen A. McGinty

/s/ Anne C. Schaumburg	Director	December 21, 2010
Anne C. Schaumburg

/s/ Herbert H. Tate	Director	December 21, 2010
Herbert H. Tate

/s/ Thomas H. Weidemeyer	Director	December 21, 2010
Thomas H. Weidemeyer

/s/ Walter R. Young	Director	December 21, 2010
Walter R. Young

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on August 4, 2009.

3.2	Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on October, 21, 2009.

5	Opinion of General Counsel.

10	NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan

23.1	Consent of KPMG LLP.

23.2	Consent of General Counsel (contained in Exhibit No. 5).

24	Power of Attorney (included on signature page of the registration statement).